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                                                                    EXHIBIT 99.2

                     [Tecumseh Products Company Letterhead]



March 11, 2008

Herrick Foundation
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention:  Mr. Todd W. Herrick, President

Mr. Herrick:

We are in receipt of your letter, dated March 10, 2008 to the Board of Directors (the "Board") of Tecumseh Products Company (the "Company"). The requests made in your March 10 letter will be appropriately considered by the Board in due course, consistent with its fiduciary duties. Please be advised that neither The Herrick Foundation nor any of its representatives or affiliates has been authorized by the Company to pursue a sale of, or any other transaction involving, the Company.

Sincerely,



Edwin L. Buker
Chairman & Chief Executive Officer

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